Exhibit 99.1

Montpelier Re Reports Comprehensive Income of $88 Million and Increases Book Value Per Share by 5.4% in the Fourth Quarter and 17.6% for the Full Year

HAMILTON, Bermuda--(BUSINESS WIRE)--Montpelier Re Holdings Ltd. (NYSE:MRH) (the "Company") reported a fully converted book value per share of $17.88 as at December 31, 2007, an increase of 5.4% and 17.6% for the quarter and year inclusive of dividends.

Comprehensive income for the quarter ended December 31, 2007 was $88.0 million, or $0.94 per diluted common share, and for the year was $314 million, or $3.29 per share. Operating income, which excludes foreign exchange, investment gains and losses and income tax, was $88 million, or $0.93 per diluted common share, for the quarter. Operating income for the full year was $280 million, or $2.93 per diluted common share. The comprehensive return on average shareholders’ equity for the quarter and year were 5.4% and 19.9%, respectively.

The loss ratio for the quarter was 20.8 percent, which includes $10.0 million, or 6.8 points, of losses incurred as a result of the California wildfires in October. This was offset in part by net favorable prior year reserve development of $4.1 million, or 2.8 points. The combined ratio for the quarter was 52.9% and for the year was 61.3% compared to 60.3% in 2006.

The total return on the consolidated investment portfolio was 1.2% for the fourth quarter and 5.7% for the full year. The Company has minimal subprime exposure. Additional disclosure on our mortgage-backed and asset-backed security holdings are provided in our fourth quarter financial supplement.

Anthony Taylor, Chairman and CEO, commented: "This was a robust finish to another strong year resulting in a 5.4% increase in book value per share for the quarter and 17.6% for the year. Since the beginning of 2006, we have grown book value per share by over 55%, inclusive of dividends."

"Notwithstanding the $12 million of expenses related to the roll-out of our new Lloyd’s, European and US platforms, the combined ratio for the year was a very strong 61.3%, reflecting what turned out to be a relatively light catastrophe year. From a strategic perspective, we have successfully established our expanded operating platforms, which will make their initial contribution to the top line in 2008, although it will take a little longer before they contribute positively to earnings. We are already starting to reap the benefits of the flexibility afforded to our operations from having multiple licenses and locations and expect to leverage that increased flexibility further in the upcoming quarters.”

"On another note, several large individual risk losses have occurred within the first 50 days of 2008 which in the aggregate will produce a sizeable industry loss to the commercial property insurance market. Based on current information, we expect to incur total net losses of $30-$40 million from some of these events."

Kernan Oberting, Chief Financial Officer, said: “We continue to actively manage capital, repurchasing 3,327,628 common shares during the fourth quarter at an average price of $16.98. During 2007, we publicly repurchased 3,776,989 common shares for $63.7 million and privately repurchased 939,039 common shares and 7,172,375 warrants from White Mountains Insurance Group, Ltd. for $65 million. Through these transactions, we retired approximately 11% of our fully converted common shares. Year-to-date 2008, we have repurchased an additional 2,067,011 common shares at an average price of $16.93 per share in the open market.”

Please refer to our December 31, 2007 Financial Supplement for more detailed financial information, which is posted on our website at www.montpelierre.bm.

(1) Fully converted book value per share at December 31, 2007 is based on total shareholders' equity at December 31, 2007 divided by common shares outstanding of 99,290,078 less 7,920,000 common shares subject to the share issuance agreement, plus common shares issuable upon conversion of outstanding share equivalents of 1,109,083 at December 31, 2007. Fully converted book value per share at September 30, 2007 is based on total shareholders' equity at September 30, 2007 divided by common shares outstanding of 102,617,706 less 7,920,000 common shares subject to the share issuance agreement, plus common shares issuable upon conversion of outstanding share equivalents of 1,030,164 at September 30, 2007. Fully converted book value per share at December 31, 2006 is based on total shareholders' equity at December 31, 2006 divided by common shares outstanding of 111,775,682 less 15,694,800 common shares subject to the share issuance agreement, plus common shares issuable upon conversion of outstanding share equivalents of 473,771 at December 31, 2006.

(2) The return for the quarter represents the change in fully converted book value per share from $17.03 at September 30, 2007 to $17.88 at December 31, 2007, after giving effect to the dividend of $0.075 per common share, excluding common shares subject to the share issuance agreement. The return for the year represents the change in fully converted book value per share from $15.46 at December 31, 2006 to $17.88 at December 31, 2007, after giving effect to the dividend of $0.30 per common share, excluding common shares subject to the share issuance agreement.

Earnings Conference Call:

The Company will conduct a conference call, including a question and answer period, on Wednesday, February 20, 2008 at 8.30 a.m. Eastern Time.

The presentation will be available via a live audio webcast accessible on the Company's website at www.montpelierre.bm or by dialing 800-860-2442 (toll free) or 1-412-858-4600 (international). A telephone replay of the conference call will be available through March 20, 2008 by dialing 877-344-7529 (toll-free) or 1-412-317-0088 (international) and entering the passcode 415012#.

The Company, through its subsidiaries, is a premier provider of global property and casualty reinsurance and insurance products. Additional information can be found in Montpelier's public filings with the Securities and Exchange Commission.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of the United States (the “U.S.”) federal securities laws, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are not historical facts, including statements about our beliefs and expectations. These statements are based upon current plans, estimates and projections. Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and various risk factors, many of which are outside the Company’s control, that could cause actual results to differ materially from such statements. See “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2007, June 30, 2007 and September 30, 2007, as filed with the Securities and Exchange Commission. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause the actual results, future dividends or future common share repurchases to differ include, but are not necessarily limited to: market conditions affecting our common share price; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; our ability to execute the business plan of our new insurance and reinsurance initiatives effectively, including the integration of those operations into our existing operations; increases in our general and administrative expenses due to new business ventures, which expenses may not be recoverable through additional profits; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the estimates reported by cedants and brokers on pro-rata contracts and certain excess of loss contracts where the deposit premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; our ability to assimilate effectively the additional regulatory issues created by our entry into new markets; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the reinsurance industry; declining demand due to increased retentions by cedants and other factors; the impact of terrorist activities on the economy; and rating agency policies and practices.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

MONTPELIER RE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(in millions of U.S. dollars, except share and per share amounts)
unaudited

	December 31,		December 31,
	2007		2006
Assets

Investments and cash:
Fixed maturity investments, at fair value	$2,061.5		$2,507.4
Equity securities, at fair value	220.2		203.2
Other investments	77.7		27.1
Cash and cash equivalents	488.7		348.6

Total investments and cash	2,848.1		3,086.3

Securities lending collateral	192.0		315.7
Reinsurance recoverable on unpaid losses	152.5		197.3
Reinsurance recoverable on paid losses	16.8		7.8
Premiums receivable	160.5		171.7
Unearned premium ceded	21.1		44.5
Deferred acquisition costs	27.7		30.3
Accrued investment income	19.4		22.6
Unsettled sales of investments	56.0		0.1
Other assets	31.1		22.5

Total Assets	$3,525.2		$3,898.8

Liabilities

Loss and loss adjustment expense reserves	$860.7		$1,089.2
Debt	427.4		427.3
Securities lending payable	193.4		315.7
Unearned premium	187.4		219.2
Reinsurance balances payable	40.7		77.2
Unsettled purchases of investments	23.8		-
Accounts payable, accrued expenses and other liabilities	50.0		38.9

Total Liabilities	1,783.4		2,167.5

Minority Interest - Blue Ocean	88.7		238.4

Common Shareholders’ Equity

Common shares and additional paid-in capital	1,694.5		1,819.4
Accumulated other comprehensive income	2.2		49.5
Retained deficit	(43.6)		(376.0)

Total Common Shareholders’ Equity	1,653.1		1,492.9

Total Liabilities, Minority Interest and Common Shareholders’ Equity	$3,525.2		$3,898.8

Common shares outstanding (000s) [1]	99,290	sh	111,776	sh
Common and common equivalent shares outstanding (000s) [1]	100,399		112,249

Book value per share:

Book value per share	$18.09		$15.54
Fully converted book value per share	$17.88		$15.46
Fully converted tangible book value per share	$17.82		$15.46

[1] Includes 7,920,000 and 15,694,800 shares subject to a share issuance agreement as of December 31, 2007 and 2006, respectively. These shares were not dilutive to the calculations of book value per share presented above.

MONTPELIER RE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(in millions of U.S. dollars, except per share amounts)
unaudited

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Underwriting revenues

Gross premiums written	$76.3	$85.3	$653.8	$727.5
Reinsurance premiums ceded	(1.8)	(32.1)	(104.8)	(148.9)
Net premiums written	74.5	53.2	549.0	578.6

Gross premiums earned	179.2	191.6	685.3	771.3
Earned reinsurance premiums ceded	(32.2)	(42.8)	(128.1)	(188.3)
Net premiums earned	147.0	148.8	557.2	583.0

Underwriting expenses

Loss and loss adjustment expenses - current year	(34.7)	(30.3)	(213.9)	(196.5)
Loss and loss adjustment expenses - prior year	4.1	17.1	36.4	23.8
Acquisition costs	(20.0)	(21.7)	(78.3)	(112.8)
General and administrative expenses	(27.1)	(18.4)	(85.9)	(66.0)

Underwriting income	69.3	95.5	215.5	231.5

Net investment income	33.1	33.5	132.5	125.8
Other revenue	2.5	4.3	10.4	9.6
Interest and other financing expenses	(9.2)	(7.3)	(34.5)	(28.2)
Other non-underwriting expenses	(3.1)	(2.6)	(11.9)	(13.7)
Minority interest expense - Blue Ocean	(5.1)	(12.9)	(31.9)	(39.3)

Operating income[1]	87.5	110.5	280.1	285.7

Net realized and unrealized investment gains[2]	2.4	6.3	26.5	4.0
Net foreign exchange gains	0.6	5.4	9.3	13.3
Income tax provision	-	(0.1)	(0.1)	(0.1)

Net income	$90.5	$122.1	$315.8	$302.9

Other comprehensive income items[2]	(2.6)	17.7	(1.8)	58.6

Comprehensive income	$87.9	$139.8	$314.0	$361.5

Earnings per share:

Basic earnings per share	$0.97	$1.26	$3.32	$3.23
Diluted earnings per share	0.97	1.26	3.31	3.22
Diluted operating earnings per share[1]	0.93	1.14	2.93	3.04
Diluted comprehensive earnings per share	0.94	1.45	3.29	3.85

Insurance ratios:

Loss and loss adjustment expense ratio:
Current year	23.6%	20.3%	38.3%	33.7%
Prior year	-2.8%	-11.5%	-6.5%	-4.1%
Loss and loss adjustment expense ratio	20.8%	8.8%	31.8%	29.6%
Expense ratio	32.1%	26.9%	29.5%	30.7%
Combined ratio	52.9%	35.7%	61.3%	60.3%

[1] Excludes net realized and unrealized gains on investments, foreign exchange and income taxes.
[2] Effective January 1, 2007, the Company elected to adopt FAS 157 and FAS 159. As a result of this election, all changes in unrealized gains (losses) associated with our fixed maturity and equity securities are included in net income for the three and twelve months ended December 31, 2007. For all prior periods, certain of these changes are included in other comprehensive income.

CONTACT:
Montpelier Re Holdings Ltd., Hamilton
Investors:
William Pollett, SVP & Treasurer, 441-297-9576
or
Media:
Jeannine Klein Menzies, Corporate Affairs Manager,
441-297-9570